As filed with the Securities and Exchange Commission on August 14, 2025.

Registration No. 333-281530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

AMENDMENT NO. 5
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Texxon Holding Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

____________________________

Cayman Islands	2821	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

703, Block A, 1799 Wuzhong Road, Minhang District Shanghai, China, 200335
Tel: +86 574-62629970
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

____________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302)738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Sanny Choi, Esq. CFN Lawyers LLC 418 Broadway #4607 Albany, NY 1220 7 Tel: (646) 386-8128

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-281530) is being filed solely to file certain exhibits thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On our incorporation, our authorized share capital is $50,000 divided into 500,000,000 ordinary shares with par value of $0.0001 each. On February 1, 2024, we issued 20,000,000 ordinary shares to the following purchasers as consideration for the transfer of their respective equity interest in Net Plastic technology to the Company in connection with our restructuring for this offering.

Purchaser	Number of Ordinary Shares
EXCP XH Holding Limited	818,780
EXCP QQG Holding Limited	5,963,545
EXCP WW Holding Limited	5,837,887
EXCP XCH Holding Limited	3,370,547
EXCP HJ Holding Limited	2,686,197
EXCP LQ Holding Limited	391,055
ToSupply LYJ Holding Limited	513,457
ToSupply JYZ Holding Limited	252,414
ToSupply ZQ Holding Limited	38,833
ToSupply LF Holding Limited	34,518
ToSupply SLM Holding Limited	30,203
ToSupply LJ Holding Limited	30,203
ToSupply XHD Holding Limited	23,731
ToSupply WW Holding Limited	8,630

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)      Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)      Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, China, on August 14, 2025.

Texxon Holding Limited
By:	/s/ Hui Xu
	Name:	Hui Xu
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hui Xu	Chief Executive Officer and Director	August 14, 2025
Hui Xu	(Principal executive officer)
/s/ Bo Ren	Chief Financial Officer and Director	August 14, 2025
Bo Ren	(Principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Texxon Holding Limited, has signed this registration statement or amendment thereto in Newark, Delaware on August 14, 2025.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

TEXXON HOLDING LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen Certificate for Ordinary Shares
5.1**	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the ordinary shares being registered
8.1**	Opinion of Mourant Ozannes (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*	English Translation of Form of Purchase Agreement
10.2*	English Translation of Form of Logistics and Transportation Agreement
10.3*

English Translation of Agreement on 600,000 Tons of Polystyrene and Solid Plasticization Storage Project and Supplemental Agreement thereto, dated April 2022 and November 2022, respectively, by and between the Taiqian County Government and Henan Net Plastic New Material Technology Co., Ltd.

10.4*

English Translation of State-owned Construction Land Use Rights Transfer Agreement, dated December 26, 2022, by and between Taiqian County Natural Resources Bureau and Henan Net Plastic New Material Technology Co., Ltd.

10.5*	English Translation of Maximum Line of Credit Agreement, dated January 18, 2024, by and between Ningbo Yuyao Rural Commercial Bank and Zhejiang Net Plastic Technology Co., Ltd.
10.6*	English Translation of Lease Agreement by and between Qingdao Fanhua Property Service Co., Ltd. and Qingdao Zhongguang Yiyun Supply Chain Management Co., Ltd., dated October 21, 2022
10.7*	English Translation of Lease Agreement by and between Guangzhou Huaxiu Industrial Co., Ltd. and Qingdao Zhongguang Yiyun Supply Chain Management Co., Ltd., dated June 12, 2023
10.8*	English Translation of Lease Agreement by and between Anhui Yishuo Commercial Management Co., Ltd. and Anhui Zhongke Net Plastic Technology Co., Ltd., dated July 3, 2023
10.9*	English Translation of Lease Agreement by and between Puyang Hengrun Zhubang Petrochemical Co., Ltd. and Ltd, dated July 15, 2023
10.10*	English Translation of Lease Agreement by and between Taiqian County Housing and Urban-Rural Development Bureau and Henan Net Plastic New Material Technology Co., Ltd, dated April 7, 2024
10.11#*	Employment Agreement, dated March 21, 2024, by and between the Registrant and Hui Xu
10.12#*	Employment Agreement, dated March 21, 2024, by and between the Registrant and Bo Ren
10.13#*	Employment Agreement, dated March 21, 2024, by and between the Registrant and Jian Huang
10.14#*	Form of Director Offer Letter
10.15#+*	English Translation of Labor Contract, by and between Zhejiang Net Plastic Technology Co., Ltd. and Hui Xu
10.16*	English Translation of Acting in Concert Agreement, dated March 26, 2024, by and among Hui Xu, Wei Wang, Qiangang Qiu and Chenhan Xu.
10.17#+*	English Translation of Labor Contract, by and between Zhejiang Net Plastic Technology Co., Ltd. and Bo Ren
10.18#+*	English Translation of Labor Contract, by and between Zhejiang Net Plastic Technology Co., Ltd. and Jian Huang
10.19*	English Translation of Syndicated Loan Agreement, dated March 2025, by and between Henan Net Plastic New Material Technology Co., Ltd. and Lenders
21.1*	List of Subsidiaries
23.1**	Consent of ZH CPA, LLC
23.2**	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
23.5**	Consent of Benson Li & Co. Solicitors (included in Exhibit 99.3)

Exhibit Number	Description of Document
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics
99.2*	Opinion of Jingtian & Gongcheng regarding certain PRC law matters
99.3**	Opinion of Benson Li & Co. Solicitors regarding certain Hong Kong law matters
99.4*	Consent of Lei Qin
99.5*	Consent of Kang Zhou
99.6*	Consent of Wei Li
99.7*	Form of Audit Committee Charter
99.8*	Form of Compensation Committee Charter
99.9*	Form of Nominating and Corporate Governance Committee Charter
99.10*	Consent of Sublime China Information Co., Ltd.
99.11*	Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

____________

*        Previously filed.

**      Filed herewith.

#        Indicates a management contract or any compensatory plan, contract or arrangement.

+        Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.